UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a‑11(c) or Rule 14a‑12
CAPITAL SOUTHWEST CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Special Meeting of Shareholders

Special Meeting to be held on October 11, 2023

Dallas, Texas – August 16, 2023 – Capital Southwest Corporation (the “Company” or “Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced an upcoming Special Meeting of Shareholders (the “Special Meeting”) to be held virtually on October 11, 2023.

Shareholders will soon be receiving a formal notice of the Special Meeting and a proxy statement outlining the proposals being considered for a shareholder vote. These matters are of utmost importance and relate to a proposed amendment to the Company’s Charter to increase the number of authorized shares of common stock from 40,000,000 to 75,000,000 shares. The additional authorized shares of common stock will allow the Company to continue its strong track record of growing the asset base by pursuing attractive investment opportunities consistent with the Company’s investment strategy. If the Company were unable to access the equity capital markets by issuing additional common shares, the Company’s ability to grow the balance sheet could be adversely affected.

It is important that all shares be represented at the Special Meeting. The Company has hired a proxy solicitor who may be contacting shareholders prior to the Special Meeting to assist in the voting process. Every vote is very important to the Company, regardless of the number of shares held.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.3 billion in investments at fair value as of June 30, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Additional Information and Where to Find It
In connection with the Special Meeting the Company intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND, IN ITS ENTIRETY, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. When available, shareholders will be able to obtain the Proxy Statement filed with the SEC by the Company, free of charge, from the SEC’s web site at www.sec.gov and from the Company’s website (www.capitalsouthwest.com).

Participants in the Solicitation
The Company and its directors, executive officers, employees and other persons may be deemed to be participants in the anticipated solicitation of proxies in connection with the Special Meeting. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2023 annual meeting of shareholders filed with the SEC on June 2, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by such directors or executive officers have changed since the amounts disclosed in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed by such directors or executive officers, as the case may be, with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when such documents become available and in other relevant materials to be filed with the SEC. These documents may be obtained free of charge from the sources indicated above.

Forward-Looking Statements
This press release contains forward-looking statements with respect to the Company’s business, including, but not limited to, the statements about the Company's future performance and financial performance, such as the Company’s ability to maintain its track record and ability to access the equity capital in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which the Company invests; changes in the financial, capital, and lending markets; the Company’s ability to access equity capital and the Company’s ability to manage its capital resources effectively; changes in the interest rate environment and its impact on the Company’s business and its portfolio companies; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which the Company invests. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company's Annual Report on Form 10-K for the year ended March 31, 2023 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829